                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

To the board of directors
Educational Video Conferencing, Inc.

We hereby consent to the use in the prospectus constituting part of the registration statement on Form SB-2 of our report dated January 21, 1999 on the financial statements related to the balance sheets of Educational Video Conferencing, Inc. as of December 31, 1997 and 1998 and the related statements of operations, stockholders' equity, and cash flows for the period from March 4, 1997 (date of inception) through December 31, 1997 and for the year ended December 31, 1998, which appear in such prospectus. We also consent to the reference to our firm under the caption "Experts" in such prospectus.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

February 10, 1999